Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of FB Financial Corporation of our report dated March 16, 2020 relating to the consolidated financial statements of Franklin Financial Network, Inc., appearing in the Annual Report on Form 10-K of Franklin Financial Network, Inc. for the year ended December 31, 2019, which is included in the Current Report on Form 8-K/A of FB Financial Corporation dated October 30, 2020, and to the reference to our firm under the heading "Experts" in the prospectus.

Crowe LLP

Dallas, Texas
June 7, 2021